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                                                                    EXHIBIT 99.2


                       [LETTERHEAD OF SMITH BARNEY INC.]


The Board of Directors
Health Partners Inc.
800 Connecticut Avenue
Norwalk, Connecticut 06854

Members of the Board:

        We hereby consent to the inclusion of our opinion letter to the Board of Directors of Health Partners Inc. ("HPI") as Appendix B to the Proxy Statement/Prospectus of HPI and FPA Medical Management, Inc. ("FPA") relating to the proposed merger transaction involving HPI and FPA and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY - The Merger-Opinion of HPI's Financial Advisor" and "THE MERGER - Opinion of HPI's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                        By: /s/ SMITH BARNEY INC.
                                           -------------------------------
                                                  SMITH BARNEY INC.

September 29, 1997